Exhibit 99.1

Sovran Self Storage Reports Fourth Quarter 2009 Results; Provides 2010 Earnings Guidance

BUFFALO, N.Y.--(BUSINESS WIRE)--February 17, 2010--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended December 31, 2009.

As a result of one time charges associated with the early repayment of some of its long term bank notes, the Company experienced a loss for the quarter in the amount of $1.5 million or $.06 per diluted share. Net income available to common shareholders for the same period in 2008 was $8.4 million or $.38 per diluted share. Funds from operations for the quarter were $.28 per fully diluted common share. The one-time charges totaled just over $9 million, or $0.33 per fully diluted share.

On October 5, 2009, the Company sold 4.025 million shares of common stock, realizing net proceeds of $114 million from the issuance. The Company applied the proceeds of the offering to repay $100 million of its bank term notes maturing in 2012, and terminated the interest rate swap agreements associated with the repaid debt obligation. Primarily as a result of these actions, Fitch Ratings reinstated the Company’s investment grade credit rating at BBB- (matching the rating issued by Standard and Poor’s).

David Rogers, the Company’s Chief Financial Officer said, “We’re happy to see 2010 arrive. 2009 was the first year in our 25 years in the self storage business that our same store revenues went backwards, and the number of stores in our portfolio declined. Nonetheless, we begin the new year with a much stronger balance sheet, tremendous liquidity, a refined set of tools to attract and better serve our customers, and the potential to capitalize on some solid opportunities later this year or early next.”

OPERATIONS:

Total Company net operating income for the fourth quarter declined 3.2% ($1 million) compared with the same quarter in 2008 to $30.9 million. Overall average occupancy for the quarter was 80.9% and average rent per square foot for the portfolio was $10.18.

The Company continues to make extensive use of move-in incentives as customers take advantage of Uncle Bob’s Self Storage® signature “Name Your Price” program announced earlier this year, granting $3.6 million of move-in incentives during the fourth quarter. “Customers like the fact that we offer both free rent and allow them to name their own price for a month – it takes some of the pressure off during these difficult economic times,” said Kenneth Myszka, President and COO. “Although revenues at the 354 stores owned and/or managed for the entire quarter in both years decreased 3.6% over the fourth quarter 2008, year-end occupancy was only 70 basis points below that of last year, and we’re seeing strong overall move-in activity.”

The Company’s same store operating expenses decreased by a total of 4.0% from last year’s fourth quarter, including a 6.4% reduction in property taxes. Significant savings were realized in all operating expense categories except marketing and internet advertising costs.

General and administrative expenses grew $566,000 over the same period in 2008, primarily due to a charge off of almost $300,000 resulting from terminated construction projects and increased expenses associated with operating the Joint Venture that was formed with Heitman LLC in the second half of 2008.

During the quarter, revenue growth was seen at the Company’s Maryland, Michigan and Virginia stores, while stores in Florida, Louisiana, and Texas (primarily the Houston market area) showed revenue declines.

PROPERTIES:

The Company did not acquire any properties during the quarter for its own portfolio or for that of the Joint Venture. The Company did, however, sell two stores located near Pittsburgh, PA, thereby exiting that market. The stores were sold for $5.4 million, bringing the total to 5 stores sold during the year for a combined sales price of $16.3 million.

On October 2, 2009, the Company opened its second store in Richmond, VA. The 78,000 square foot facility was built at a cost of $7 million including land, and features both traditional and climate controlled storage as well as the Company’s Dri-guard storage spaces. It also includes individual door alarms, a large retail area for moving and storage supplies, and a conference room for customer use.

As previously announced, the Company curtailed its 2009 program of expanding and enhancing its existing stores. However, ten projects that were started in 2008 were completed this year at a cost of $11 million, providing 239,000 square feet of additional and/or improved space to existing stores.

CAPITAL TRANSACTIONS:

As noted above, the Company completed a 4.025 million share stock sale on October 5, 2009, the proceeds of which were used to repay $100 million of bank term debt. As a result, the Company incurred one time charges totaling just over $9 million, ($0.33 per share) to terminate the interest rate swap contracts and to write off the unamortized financing fees associated with the notes that were repaid.

On December 1st, the Company used the remaining proceeds of the stock issuance and the proceeds of the sale of the Pittsburgh properties to repay $26 million of outstanding mortgage debt.

At December 31, 2009, the Company had $400 million of unsecured term note debt and $81.2 million of mortgage debt outstanding. The Company has no significant debt maturities until mid-2012.

Illustrated below are key financial ratios at December 31, 2009:

  Debt to Enterprise Value (at $36.00/share) 32.3%
  Debt to Book Cost of Storage Facilities 34.7%
  Debt to EBITDA Ratio 4.6x
  Debt Service Coverage 3.4x

YEAR 2010 EARNINGS GUIDANCE:

The Company is experiencing soft consumer demand in many of its markets and expects conditions to remain competitive. It anticipates the continuation of leasing incentives as well as increased advertising and aggressive marketing to improve occupancy and, accordingly, estimates a decline in same store revenue of 0 to 2% from that of 2009. It is expected that the first and second quarters will show the steepest declines, with the latter half of 2010 performing a bit stronger. Property operating costs are projected to increase by 3 to 4%, including an expected 6% increase in property taxes. Accordingly, the Company is anticipating a decline of 3 to 4% in same store net operating income for 2010.

While the Company has curtailed its 3 year / $150 million program of expanding and enhancing its existing properties, it has identified some 21 properties at which it plans to add or improve approximately 500,000 square feet of storage space during 2010 at an estimated cost of $20 million. The Company also has budgeted $12 million to provide for recurring capitalized expenditures, including roofing, painting, paving, and office renovations.

The Company is selectively evaluating acquisition opportunities, but at present has no properties under contract and expects to remain prudent while the capital and real estate markets remain unstable. It is negotiating the sale of several of its non-core stores (as noted, five were sold in 2009), and plans to sell up to a dozen more by mid 2010. Neither the effect of these potential dispositions, nor the impact of any acquisitions has been factored into projected FFO results for 2010.

General and administrative expenses are expected to increase by 3% as the Company plans to expand its internet marketing presence.

At December 31, 2009, all of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.375%.

At December 31, 2009, the Company had 27.5 million shares of common stock outstanding and .42 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the full year 2010 to be approximately $2.41 to $2.45 per share, and between $0.56 and $0.58 for the first quarter of 2010.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, February 18, 2010. Anyone wishing to listen to the call may access the webcast via the event page at http://www.unclebobs.com/company/investment/. The call will be archived for a period of 90 days after initial airing.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 381 self storage facilities in 24 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company’s Web site.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	December 31,	December 31,
(dollars in thousands)	2009	2008
Assets
Investment in storage facilities:
Land	$237,684	$236,655
Building, equipment and construction in progress	1,149,899	1,129,960
	1,387,583	1,366,615
Less: accumulated depreciation	(245,178)	(212,301)
Investment in storage facilities, net	1,142,405	1,154,314
Cash and cash equivalents	10,710	4,486
Accounts receivable	2,405	2,934
Receivable from related parties	-	14
Receivable from joint ventures	173	336
Investment in joint ventures	19,944	20,111
Prepaid expenses	4,250	4,647
Intangible asset - in-place customer leases (net of accumulated amortization of $5,449 in 2009 and $5,160 in 2008)	-	289
Other assets	5,314	7,171
Net assets of discontinued operations	-	18,226
Total Assets	$1,185,201	$1,212,528

Liabilities
Line of credit	$-	$14,000
Term notes	400,000	500,000
Accounts payable and accrued liabilities	22,339	23,970
Deferred revenue	5,060	5,570
Fair value of interest rate swap agreements	11,524	25,490
Accrued dividends	-	14,090
Mortgages payable	81,219	109,261
Total Liabilities	520,142	692,381

Noncontrolling redeemable Operating Partnership Units at redemption value	15,005	15,118

Equity
Common stock	287	232
Additional paid-in capital	814,988	666,633
Accumulated deficit	(139,863)	(122,581)
Accumulated other comprehensive loss	(11,265)	(25,162)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	636,972	491,947
Noncontrolling interest - consolidated joint venture	13,082	13,082
Total Equity	650,054	505,029
Total Liabilities and Equity	$1,185,201	$1,212,528

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	October 1, 2009	October 1, 2008
	to	to
(dollars in thousands, except share data)	December 31, 2009	December 31, 2008

Revenues
Rental income	$46,458	$48,252
Other operating income	1,745	1,590
Management and acquisition fee income	315	234
Total operating revenues	48,518	50,076

Expenses
Property operations and maintenance	13,303	13,669
Real estate taxes	4,347	4,523
General and administrative	5,358	4,792
Depreciation and amortization	8,279	8,322
Amortization of in-place customer leases	27	208
Total operating expenses	31,314	31,514

Income from operations	17,204	18,562

Other income (expense)
Interest expense (A)	(17,499)	(10,130)
Interest income	10	49
Casualty loss	(390)	-
Equity in income of joint ventures	81	142

Income from continuing operations	(594)	8,623
(Loss) gain from discontinued operations (including loss on disposal of
$627 in 2009)	(586)	255
Net (loss) income	(1,180)	8,878
Net income attributable to noncontrolling interests	(322)	(500)
Net (loss) income attributable to common shareholders	$(1,502)	$8,378

Earnings per common share attributable to common shareholders - basic
Continuing operations	$(0.03)	$0.37
Discontinued operations	(0.03)	0.01
Earnings per common share - basic	$(0.06)	$0.38

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$(0.03)	$0.37
Discontinued operations	(0.03)	0.01
Earnings per common share - diluted	$(0.06)	$0.38

Common shares used in basic
earnings per share calculation	27,227,922	21,862,359

Common shares used in diluted
earnings per share calculation	27,248,818	21,872,257

Dividends declared per common share	$0.4500	$0.6400

(A) Interest expense for the three months ending December 31 consists of the following
Interest expense	$8,224	$9,805
Amortization of financing fees	258	325
Write-off of unamortized financing fees related to $100 million term note repaid in 2009	634	-
Interest rate swap termination payments	8,383	-
Total interest expense	$17,499	$10,130

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2009	January 1, 2008
	to	to
(dollars in thousands, except share data)	December 31, 2009	December 31, 2008

Revenues
Rental income	$186,892	$192,474
Other operating income	6,876	6,584
Management and acquisition fee income	1,243	1,135
Total operating revenues	195,011	200,193

Expenses
Property operations and maintenance	51,955	54,858
Real estate taxes	19,591	18,706
General and administrative	18,650	17,279
Depreciation and amortization	33,096	32,556
Amortization of in-place customer leases	288	1,320
Total operating expenses	123,580	124,719

Income from operations	71,431	75,474

Other income (expense)
Interest expense (B)	(50,050)	(38,097)
Interest income	85	322
Casualty loss	(390)	-
Gain on sale of land	1,127	-
Equity in income of joint ventures	235	104

Income from continuing operations	22,438	37,803
(Loss) income from discontinued operations (including loss on disposal of $1,636 in 2009 and gain on disposal of $716 in 2008	(784)	1,880
Net income	21,654	39,683
Net income attributable to noncontrolling interests	(1,738)	(2,284)
Net income attributable to common shareholders	$19,916	$37,399

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.87	$1.63
Discontinued operations	(0.03)	0.09
Earnings per common share - basic	$0.84	$1.72

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.87	$1.63
Discontinued operations	(0.03)	0.09
Earnings per common share - diluted	$0.84	$1.72

Common shares used in basic
earnings per share calculation	23,786,616	21,761,997

Common shares used in diluted
earnings per share calculation	23,796,803	21,782,804

Dividends declared per common share (C)	$1.5400	$2.5400

(B) Interest expense for the year ended December 31 consists of the following:
Interest expense	$38,907	$36,905
Amendment and waiver fees	923	-
Amortization of financing fees	1,203	1,192
Write-off of unamortized financing fees related to $100 million term note repaid in 2009	634	-
Interest rate swap termination payments	8,383	-
Total interest expense	$50,050	$38,097

(C) The dividends declared in 2009 include the three dividends declared during the year and does not include the dividend declared on January 4, 2010 of $0.45 per common share.

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	October 1, 2009	October 1, 2008
	to	to
(dollars in thousands, except share data)	December 31, 2009	December 31, 2008

Net (loss) income attributable to controlling interests	$(1,502)	$8,378
Net income attributable to noncontrolling interests	322	500
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	8,349	8,671
Depreciation and amortization from unconsolidated joint ventures	199	72
Loss on sale of real estate	627	-
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(116)	(325)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(340)	(340)
Funds from operations available to common
shareholders	7,539	16,956
FFO per share - diluted	$0.28	$0.78

Common shares - diluted	27,248,818	21,872,257

	January 1, 2009	January 1, 2008
	to	to
(dollars in thousands, except share data)	December 31, 2009	December 31, 2008

Net income attributable to controlling interests	$19,916	$37,399
Net income attributable to noncontrolling interests	1,738	2,284
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	33,819	34,466
Depreciation and amortization from unconsolidated joint ventures	820	334
Loss (gain) on sale of real estate	509	(716)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(984)	(1,366)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(1,360)	(1,564)
Funds from operations available to common
shareholders	54,458	70,837
FFO per share - diluted	$2.36	$3.25

Common shares - diluted	23,796,803	21,782,804

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc.
(“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current
NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2)	October 1, 2009	October 1, 2008
	to	to	Percentage
(dollars in thousands)	December 31, 2009	December 31, 2008	Change

Revenues:
Rental income	$46,309	$48,252	-4.0%
Other operating income	1,659	1,527	8.6%
Total operating revenues	47,968	49,779	-3.6%

Expenses:
Property operations and maintenance	13,199	13,636	-3.2%
Real estate taxes	4,234	4,523	-6.4%
Total operating expenses	17,433	18,159	-4.0%

Operating income	$30,535	$31,620	-3.4%

(2) Includes the 354 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint venture stores managed by the Company.

Same Store Revenues by State (2)	October 1, 2009	October 1, 2008
	to	to	Percentage
(dollars in thousands)	December 31, 2009	December 31, 2008	Change

Alabama	2,580	2,616	-1.4%
Arizona	1,185	1,242	-4.6%
Connecticut	1,001	1,093	-8.4%
Florida	7,213	7,845	-8.1%
Georgia	3,085	3,186	-3.2%
Louisiana	1,829	2,048	-10.7%
Maine	258	271	-4.8%
Maryland	517	467	10.7%
Massachusetts	1,677	1,686	-0.5%
Michigan	588	567	3.7%
Mississippi	1,798	1,842	-2.4%
Missouri	1,043	1,089	-4.2%
New Hampshire	547	525	4.2%
New York	4,479	4,455	0.5%
North Carolina	1,417	1,458	-2.8%
Ohio	1,979	2,017	-1.9%
Pennsylvania	423	457	-7.4%
Rhode Island	430	448	-4.0%
South Carolina	870	940	-7.4%
Tennessee	515	501	2.8%
Texas	12,251	12,820	-4.4%
Virginia	2,283	2,206	3.5%

Total same store	$47,968	$49,779	-3.6%

YEAR TO DATE SAME STORE DATA (3)	January 1, 2009	January 1, 2008
	to	to	Percentage
(dollars in thousands)	December 31, 2009	December 31, 2008	Change

Revenues:
Rental income	$184,872	$191,072	-3.2%
Other operating income	6,520	6,484	0.6%
Total operating revenues	191,392	197,556	-3.1%

Expenses:
Property operations and maintenance	51,394	54,477	-5.7%
Real estate taxes	19,373	18,618	4.1%
Total operating expenses	70,767	73,095	-3.2%

Operating income	$120,625	$124,461	-3.1%

(3) Includes the 352 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint venture stores managed by the Company.

OTHER DATA	Same Store (2)		All Stores (4)
	2009	2008	2009	2008

Weighted average quarterly occupancy	81.1%	81.9%	80.9%	81.8%

Occupancy at December 31	80.1%	80.8%	79.9%	80.6%

Rent per occupied square foot	$10.18	$10.47	$10.18	$10.47

(4) Does not include 25 unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the twelve months ended December 31, 2009:

Beginning balance	$1,366,615
Property acquisitions	-
Improvements and equipment additions:
Expansions and new build	17,959
Roofing, paving, painting, and equipment:
Stabilized stores	7,628
Recently acquired and consolidated joint venture stores	669
Change in construction in progress (Total CIP $9.8 million)	(4,121)
Dispositions	(1,167)
Storage facilities at cost at period end	$1,387,583

	December 31, 2009	December 31, 2008

Common shares outstanding at December 31	27,547,027	22,016,348
Operating Partnership Units outstanding at December 31	419,952	419,952

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CFO
or Diane Piegza, VP Corporate Communications
716-633-1850